UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	June 7, 2013

RF INDUSTRIES, LTD
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000, San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2013, RF Industries, Ltd. (the “Company”) appointed Mark Turfler as the Company’s new Acting Chief Financial Officer and Corporate Secretary. Howard Hill, the Company’s Chief Executive Officer who acted as the Company’s interim Chief Financial Officer and Corporate Secretary pending the appointment of a new Chief Financial Officer, resigned as the interim Chief Financial Officer on June 7, 2013.

Mr. Turfler, 61, joined the Company in January 2013 as its Controller.  Prior to joining the Company, Mr. Turfler worked in senior accounting/finance positions at Ligand Pharmaceuticals, Inc. from 2006 to 2009, at Cylene Pharmaceuticals, Inc. from 2010 to 2011, and as an independent financial/accounting consultant from 2012 until he joined the Company in January 2013.  Mr. Turfler has more than 35 years of accounting and finance experience including several years with publicly traded companies in a variety of senior financial executive positions with wireless telecommunications, international manufacturing, medical device and software companies. Mr. Turfler began his career with PricewaterhouseCoopers after graduating from Syracuse University with a B.S. in accounting.  Mr. Turfler is a Certified Public Accountant and a member of the American Institute of CPAs, California Society of CPAs, and Financial Executives International. Mr. Turfler will receive an annual salary of $141,565.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 7, 2013, the Company’s Board of Directors amended the Company’s Amended and Restated Bylaws to implement a classified Board of Directors. As amended, the Company’s Amended and Restated Bylaws provide that, commencing with the election of directors at the 2013 annual meeting of stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as is possible, of one-third of the number of directors constituting the entire Board of Directors.

The preceding discussion is qualified in its entirety by the full text of the amendment to the bylaws of the Company that is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
3.1	Amendment No. 1 to the Company’s Amended and Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 12, 2013	By: /s/ Howard Hill Howard Hill Chief Executive Officer